The McGraw-Hill Companies



                                                                    Exhibit 99.1

    October 28, 2005



         Notice of Imposition of Blackout Period Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley")

         Over the next few weeks, The McGraw-Hill Companies, Inc. (the "Company") will be transitioning the record keeping services in its qualified defined contribution plans (the "Plans")(1) from ACS HR Solutions, LLC to Hewitt Associates, LLC. As a result of these changes, participants in the Plans temporarily will be unable to change the rate of future contributions, obtain a loan or request an early loan repayment, transfer rollover contributions into the Plans and obtain a withdrawal or distribution from the Plans. This period, during which participants in the Plans will be unable to exercise these rights otherwise available under the Plans, is called a "blackout period". The blackout period for the Plans is expected to begin on 11/30/2005, and end on 01/03/2006. During this period, you can determine whether the blackout period has started or ended by contacting me, by telephone at 212-512-3473 (between 9:00 a.m. and 5:30 p.m. (New York City time)), by mail at 1221 Avenue of the Americas, New York, New York, 10020 or by e-mail at marty_martin@mcgraw-hill.com.

         Section 306(a) of Sarbanes-Oxley requires that, during the blackout period, all executive officers and directors of the Company be prohibited from trading in all Company equity securities ("Service Securities") acquired by them in connection with their service and/or employment with the Company in such capacities. As a result, during the blackout period, you will not be able to directly or indirectly, acquire, dispose of or transfer any Service Securities, subject to certain limited exceptions. To determine whether an exception applies to a transaction by you in Service Securities, you must contact Kenneth Vittor at 212-512-2564 or Scott Bennett at 212-512-3998 (the "Designated Company Officers").

         Please note that only your Service Securities will be affected by this blackout period. You will remain able to acquire, dispose of or transfer any Company equity securities that do not qualify as Service Securities to the extent that you are not prohibited from doing so under any Company policy. Prior to effecting any acquisition, disposition or transfer of Company equity securities during the blackout period, you should confirm with one of the Designated Company Officers that such transaction is permissible.

         If you have any questions concerning this notice, you should contact the Designated Company Officers.

                                     The McGraw-Hill Companies, Inc.



                                  By:   /s/ Marty Martin
                                     -----------------------------------
                                     Name:  Marty Martin
                                     Title: Vice President, Employee Benefits


-----------------------
(1)       The Plans are:
          o The Savings Incentive Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries;
          o The Employee Retirement Account Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries;
          o The Standard & Poor's Savings Incentive Plan for Represented Employees; and
          o The Standard & Poor's Employee Retirement Account Plan for Represented Employees.

www.mcgraw-hill.com